SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.  )

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[ ]	Preliminary Proxy Statement

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[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
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Regeneron Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Regeneron Pharmaceuticals, Inc.

777 Old Saw Mill River Road
Tarrytown, New York 10591-6707

May 3, 2021

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 11, 2021

On April 23, 2021, Regeneron Pharmaceuticals, Inc. (“Regeneron” or the “Company”) filed with the United States Securities and Exchange Commission (the “SEC”) a definitive proxy statement on Schedule 14A (the “Proxy Statement”) relating to Regeneron’s 2021 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Friday, June 11, 2021, commencing at 10:30 a.m., Eastern Time. As previously disclosed, the board of directors of the Company has fixed the close of business on April 13, 2021 as the record date (the “Record Date”) for determining shareholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournment(s) or postponement(s) thereof.

In the Proxy Statement, the Company inadvertently reported an incorrect number of shares of the Company’s common stock, par value $0.001 per share (“common stock”), outstanding as of the Record Date. The correct number of shares of common stock outstanding as of the Record Date is 104,694,835 (not 104,674,240, as reported in the Proxy Statement). For the avoidance of doubt, the number of shares of the Company’s Class A stock, par value $0.001 per share, outstanding as of the Record Date (1,848,970) was reported correctly in the Proxy Statement and did not change.

The Company is providing this supplement (this “Supplement”) solely to correct the number of shares of common stock outstanding as of the Record Date, which appears on pages 3 and 47 of the Proxy Statement. This Supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement. Except as specifically supplemented by the information contained in this Supplement, the information set forth in the Proxy Statement continues to apply and should be considered in voting your shares. If you have already submitted your proxy, you do not need to take any action unless you wish to change your vote.